UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 14, 2015

Immunomedics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-12104	61-1009366
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 American Road, Morris Plains, New Jersey	07950
(Address of Principal Executive Offices)	(Zip Code)

(973) 605-8200

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 14, 2015, Immunomedics, Inc., a Delaware corporation (the “Company”) entered into an Amended and Restated Employment Agreement with Dr. David M. Goldenberg pertaining to Dr. Goldenberg’s service to the Company as its Chief Scientific Officer and Chief Patent Officer (the “Goldenberg Agreement”). The Compensation Committee (the “Compensation Committee”) of the Company’s Board of Directors (the “Board”) reviewed the Company’s prior agreement with Dr. Goldenberg. A summary of the agreement is set forth below.

The Goldenberg Agreement, which is effective as of July 1, 2015, will continue, unless earlier terminated by the parties, until July 1, 2020 (the “Term”), which Term will renew or extend only by mutual consent in writing by the Company and Dr. Goldenberg. Dr. Goldenberg’s annual base salary under the Goldenberg Agreement is $626,125 (which reflects a 3% increase from his base salary for fiscal 2015), which shall be reviewed annually by the Board or the Compensation Committee. In connection with his participation in the Company’s incentive plan, Dr. Goldenberg will continue to be eligible to receive an annual discretionary bonus determined by the Compensation Committee based upon certain performance standards to be determined by the Compensation Committee. Dr. Goldenberg’s annual bonus target will continue to be 50% of his base salary, subject to achievement of performance goals, with a potential payout from 0 to 150% of the target amount. The bonus for fiscal 2015 performance has not yet been determined for Dr. Goldenberg or the other executives of the Company. Dr. Goldenberg will also be eligible to receive equity compensation awards under the Company’s 2014 Long-Term Incentive Plan (the “2014 Incentive Plan”) or any such successor equity compensation plan as may be in place from time to time, at the discretion of the Compensation Committee.

In lieu of any annual performance equity or equity-based grants throughout the Term, Dr. Goldenberg received a grant of 1,500,000 Performance Units (as such term is defined in the 2014 Incentive Plan), which shall vest, if at all, after the three (3) year period commencing on the grant date of July 14, 2015, provided the applicable performance milestones (as provided below) are met and conditioned upon Dr. Goldenberg’s continued employment through the vesting period, subject to the terms and conditions of the Restricted Stock Units Notice and the Restricted Stock Units Agreement and such other terms and conditions as set forth in the grant agreement (the “Performance Unit Grant”). The following chart sets forth the vesting parameters of the Performance Unit Grant:

Performance Milestones	Number of RSUs Eligible to Vest

Fair Market Value of one share of Immunomedics, Inc. Common Stock, on the Nasdaq Stock Market or other US established securities exchange or market on which the average closing price is US $7.35 or higher for the prior 30 consecutive trading days

500,000 RSUs

Fair Market Value of one share of Immunomedics, Inc. Common Stock, on the Nasdaq Stock Market or other US established securities exchange or market on which the average closing price is US $11 or higher for the prior 30 consecutive trading days

500,000 RSUs

Fair Market Value of one share of Immunomedics, Inc. Common Stock, on the Nasdaq Stock Market or other US established securities exchange or market on which the average closing price is US $15 or higher for the prior 30 consecutive trading days

500,000 RSUs

Total	1,500,000 RSUs

The Compensation Committee determined that such performance-based restricted stock grant, which is tied to sustained stock price appreciation, is aligned with future stockholder value.

Dr. Goldenberg continues to be eligible to receive certain additional incentive compensation related to the Company’s net income or loss (the “Additional Incentive Compensation”), which remain unchanged from his prior agreement. With respect to any fiscal year during the Term and thereafter throughout the non-competition period, as described in the Goldenberg Agreement in which the Company records positive net income, Dr. Goldenberg shall receive a sum equal to one and one-half percent (1.5%) of the Company’s Annual Net Revenue (as defined in the Goldenberg Agreement) for each such fiscal year. With respect to any fiscal year during the Term in which the Company records an annual net loss, Dr. Goldenberg shall receive a sum equal to three quarters of one percent (0.75%) of the total Consideration (as defined in the Goldenberg Agreement) the Company receives from any third party transaction, with certain exceptions.

Dr. Goldenberg continues to be eligible to receive royalty payments on royalties received by the Company. The Company shall pay Dr. Goldenberg for each full fiscal year of the Company, a sum equal to a percentage of the annual Product Royalties (as defined in the Goldenberg Agreement) the Company receives on each of the products for which Dr. Goldenberg is an Inventor (as defined in the Goldenberg Agreement), and all products using, related to or derived from products for which Dr. Goldenberg is an Inventor, which payments shall continue for each Patented Product (as defined in the Goldenberg Agreement) for the remaining Life (as defined in the Goldenberg Agreement) of the Patent (as defined in the Goldenberg Agreement) covering each Patented Product (“Patent Lifetime Royalty Payments”). The percentage of Product Royalties that the Company will pay to Dr. Goldenberg on each Patented Product will be determined based on the percentage of Product Royalties that the Company must pay to external third parties.

Patent Lifetime Royalty Payments shall be due and owing from the Company to Dr. Goldenberg (or his estate or designated beneficiaries) throughout the Life of each Patent both during his employment with the Company and after his employment terminates, except that Patent Lifetime Royalty Payments shall not be payable in the event an arbitrator or court finds that Dr. Goldenberg committed a material breach of his covenants contained in the Goldenberg Agreement. During the Term of the Goldenberg Agreement, any quarterly payment of Patent Lifetime Royalty Payments will be paid to Dr. Goldenberg only to the extent that such Patent Lifetime Royalty Payments exceed the quarterly Minimum Payment (as defined in the Goldenberg Agreement) paid to him as described below.

In the event the Company completes a Disposition (as defined in the Goldenberg Agreement) during the Term, or within three (3) years thereafter, of any one or more of the Company’s Undeveloped Assets (as defined in the Goldenberg Agreement) for which Dr. Goldenberg was an Inventor, the Company will pay Dr. Goldenberg a sum equal to at least twenty percent (20%), or more (as determined by the Board), of the Consideration the Company receives from each Disposition; provided, however that no such payment shall be due in the event an arbitrator or court finds that Dr. Goldenberg committed a material breach of his covenants contained in the Goldenberg Agreement. The Company’s obligation to compensate Dr. Goldenberg upon Dispositions of Undeveloped Assets applies to all Dispositions completed within the Term or within three (3) years thereafter, even if the Company actually receives the Consideration at some time after the three (3) year period elapses.

The Company agrees to make a minimum payment of $150,000 (the “Minimum Payments”) to Dr. Goldenberg during each of the Company’s fiscal years during the Term of the Goldenberg Agreement, payable in equal quarterly payments, as an advance against the amounts due to Dr. Goldenberg as Additional Incentive Compensation, Patent Lifetime Royalty Payments and Dispositions of Undeveloped Assets.

The Goldenberg Agreement provides that in the event the Company terminates Dr. Goldenberg at any time without “Good Cause” (as defined in the Goldenberg Agreement) or Dr. Goldenberg resigns for “Good Reason” (as defined in the Goldenberg Agreement), Dr. Goldenberg will be entitled to receive a lump-sum severance payment in an amount equal to 3.00 times his Total Annual Compensation for the contract year in which the termination occurs. For this purpose, “Total Annual Compensation” is the sum of Dr. Goldenberg’s annual base salary in effect at that time, the target bonus established for the fiscal year in which the date of termination occurs, the Minimum Payments due for that contract year, and the Additional Incentive Compensation. In addition, the Company will pay Dr. Goldenberg for the incremental cost of maintaining continued medical coverage for himself and any eligible dependents for a period of 24 months following his termination date above the required monthly employee payment for such coverage calculated as if Dr. Goldenberg had continued to be an employee of the Company throughout such period. Dr. Goldenberg will also be entitled to any benefits accrued in accordance with the terms of any applicable benefit plan and program of the Company. In the event the Company requests that Dr. Goldenberg provide services to the Company after his employment has terminated, the Company will pay for the reasonable cost of an office and administrative assistant support for Dr. Goldenberg.

The Goldenberg Agreement also provides that in the event of a “Change of Control” (as defined in the Goldenberg Agreement), if Dr. Goldenberg terminates his employment upon ninety (90) days prior written notice to the Company or its successor, to be effective not later than the second anniversary of a Change of Control of the Company, Dr. Goldenberg will be entitled to receive a lump sum severance payment in an amount equal to 3.00 times his Total Annual Compensation. In addition, Dr. Goldenberg will receive, for a period of 36 months following such termination, all medical and dental coverages in effect on the date of termination or, at the Company’s election, cash in lieu of such coverage in an amount equal to Dr. Goldenberg’s after-tax cost of continuing comparable coverage. Dr. Goldenberg will also be entitled to receive any benefits accrued in accordance with the terms of any applicable benefit plan and program of the Company.

The Company may require Dr. Goldenberg to execute a written release of any and all claims against the Company and all related parties with respect to all matters arising out of Dr. Goldenberg’s employment by the Company, or the termination thereof as a condition to receiving the severance payments described above.

The Goldenberg Agreement provides, consistent with Dr. Goldenberg’s prior employment agreement, that upon the occurrence of a Change in Control (as defined in the Goldenberg Agreement), all stock options, restricted stock and other equity rights previously granted under the Company’s 2006 Stock Incentive Plan (the “2006 Incentive Plan”) held by Dr. Goldenberg will become fully vested and/or exercisable, as the case may be, on the date on which the Change in Control occurs, and all stock options granted under the 2006 Incentive Plan held by Dr. Goldenberg shall remain exercisable, notwithstanding anything in any other agreement governing such options, for a period of twenty-four (24) months following the end of the remaining balance of the Term; provided, however, that in no event will the option be exercisable (a) beyond its original term; or (b) beyond the extension period permitted under Section 409A of the Internal Revenue Code. With respect to the Performance Unit Grant described above, upon the occurrence of a change in control, the unvested portion of such Performance Unit Grant will vest, if at all, based on actual performance as of the date of the change in control as set forth in the Restricted Stock Unit Agreement.

The Goldenberg Agreement provides that throughout the Term and for a period of three (3) years thereafter, Dr. Goldenberg shall not (i) without the prior written approval of the Board, compete, directly or indirectly, in the United States or Canada, with the Company; or (ii) directly or indirectly solicit any Company customer or employee of the Company. The Goldenberg Agreement also provides that Dr. Goldenberg shall, during the Term and at all times thereafter, keep confidential all trade secrets and confidential information of the Company. The Goldenberg Agreement also provides that Dr. Goldenberg may continue to serve as a member of the Board of Directors of and to be employed and be compensated by the Company’s majority-owned subsidiary IBC Pharmaceuticals, Inc.

The foregoing summary of the Goldenberg Agreement, the Restricted Stock Units Notice entered into between the Company and Dr. Goldenberg on July 14, 2015 and the Restricted Stock Units Agreement do not purport to be complete and are subject to, and are qualified in their entirety by, each of the foregoing documents, copies of which are attached hereto as Exhibits 10.1, 10.2, and 10.3, respectively, and which are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement, entered into on July 14, 2015 and effective as of July 1, 2015, between Immunomedics, Inc. and Dr. David M. Goldenberg.

10.2	Restricted Stock Units Notice, entered into on July 14, 2015, between Immunomedics, Inc. and Dr. David M. Goldenberg.

10.3	Restricted Stock Units Agreement under the Immunomedics 2014 Long-Term Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUNOMEDICS, INC.

Date: July 15, 2015	By:	/s/ Cynthia L. Sullivan
	Name:	Cynthia L. Sullivan
	Title:	President and Chief Executive Officer